UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Aeolus Pharmaceuticals, Inc.

(Name of Registrant As Specified In Its Charter)

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AEOLUS PHARMACEUTICALS, INC.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, California

NOTICE OF CONSENT IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

DEAR STOCKHOLDERS:

Notice is hereby given to you as a stockholder of record of Aeolus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), as of January 30, 2015, that a Written Consent in Lieu of an Annual Meeting of Stockholders has been executed with an effective date of February 25, 2015. As explained in the enclosed Information Statement, holders of a substantial majority of the Company’s Common Stock have executed the written consent (1) re-electing seven directors of the Company, (2) ratifying the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending September 30, 2014, and (3) approving the compensation paid to our named executive officers.

The Board of Directors believes it would not be in the best interest of the Company and its stockholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with these actions. Based on the foregoing, our Board of Directors has determined not to call an Annual Meeting of Stockholders, and none will be held this year.

Stockholders of record of the Company’s Common Stock at the close of business on January 30, 2015 have received this Notice of Consent in Lieu of Annual Meeting of Stockholders, which is expected to be mailed on or about February 4, 2015.

A copy of the Annual Report of the Company for the fiscal year ended September 30, 2014 accompanies this Notice.

BY ORDER OF OUR BOARD OF DIRECTORS

John McManus

Chief Executive Officer

Mission Viejo, California
January 30, 2015

INFORMATION STATEMENT
OF
AEOLUS PHARMACEUTICALS, INC.
26361 Crown Valley Parkway, Suite 150

Mission Viejo, California 92691

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

Aeolus Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Aeolus”), furnishes this Information Statement to the holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”). This Information Statement is being mailed on or about February 4, 2015 to all of the Company’s stockholders of record at the close of business as of January 30, 2015 (the “Record Date”). As of the Record Date, there were 135,850,068 shares of Common Stock outstanding.

Each share of Common Stock is entitled to one vote per share. Holders of 72.1% of the outstanding Common Stock have executed a written consent in lieu of Annual Meeting (the “Written Consent”), with an effective date of February 25, 2015, effecting the following actions: (1) election of the seven nominees for director identified below, (2) the ratification of the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending September 30, 2015, and (3) approving the compensation paid to our named executive officers. This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of the Company’s Common Stock who are entitled to vote on, authorize or consent to the matters authorized by the Written Consent. This Information Statement also constitutes notice of the actions that have been approved pursuant to the Written Consent for purposes of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

Because holders of approximately 72.1% of the Company’s outstanding Common Stock have executed the Written Consent, no vote or consent of any other stockholder is being, or will be, solicited in connection with the authorization of the matters set forth in the Written Consent. Under Delaware law and our Bylaws, the votes represented by the holders signing the Written Consent are sufficient in number to elect directors and authorize the other matters set forth in the Written Consent, without the vote or consent of any other stockholder of the Company. Delaware statutes provide that any action that is required to be taken, or that may be taken, at any annual or special meeting of stockholders of a Delaware corporation may be taken, without a meeting if a written consent, setting forth the action taken, is signed by the holders of outstanding capital stock having not less than the minimum number of votes necessary to authorize such action.

Based on the foregoing, our Board of Directors (the “Board”) has determined not to call an annual meeting of stockholders in fiscal year 2015, and no annual meeting of stockholders of the Company was held in fiscal year 2014. The Board believes it would not be in the best interests of the Company and its stockholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with these actions. There are no appraisal rights as a result of the approval of these actions.

Our Annual Report to stockholders for the year ended September 30, 2014, including audited consolidated financial statements (the “Annual Report”), accompanies this Information Statement. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of this Information Statement and the Annual Report so that such record holders can supply such material to beneficial owners as of January 30, 2015.

This Information Statement is expected to be mailed to stockholders on or about February 04, 2015. We will bear all expenses incurred in connection with the distribution of this Information Statement and the Annual Report. We will reimburse brokers or other nominees for expenses they incur in forwarding this material to beneficial owners.

ADDITIONAL COPIES OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2014, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST TO DAVID CAVALIER, AEOLUS PHARMACEUTICALS, INC., 26361 CROWN VALLEY PARKWAY, SUITE 150 MISSION VIEJO, CALIFORNIA 92691-7234.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to Aeolus’ Bylaws and the DGCL, a vote by the holders of at least a majority of Aeolus’ outstanding Common Stock was required to approve the matters set forth in the Written Consent. Aeolus’ Certificate of Incorporation does not authorize cumulative voting and our outstanding shares of Series B Preferred Stock were not entitled to vote on the matters set forth in the Written Consent. As of the Record Date, Aeolus had 135,850,068 shares of Common Stock issued and outstanding, of which 67,925,035 shares were required to pass any stockholder resolutions. The consenting stockholders, who consist of current stockholders of Aeolus and affiliates of such stockholders, were collectively the record and/or beneficial owners of 97,931,944 shares of Aeolus’ Common Stock outstanding as of January 30, 2015, which represented 72.1% of the issued and outstanding shares of Aeolus’ Common Stock as of that date. Pursuant to Section 228 of the DGCL, the consenting stockholders voted in favor of the actions described herein in a written consent, dated January 30, 2015, attached hereto as Exhibit A. No consideration was paid for any stockholder’s consent. The consenting stockholders’ names, affiliations with Aeolus, and their beneficial holdings are as follows:

Name	Affiliation	Shares Beneficially Held	Percentage
Xmark Opportunity Fund, L.P.	10% Stockholder	28,138,505	20.7%

Xmark Opportunity Fund, Ltd.	10% Stockholder	61,204,593	45.1%

Xmark JV Investment Partners, LLC	Together with Affiliates, 10% Stockholder	1,508,567	1.1%

GPP Voting Trust	Affiliate of 10% Stockholder	1,000,000	0.7%

Goodnow Capital, L.L.C.	10% Stockholder	6,080,279	4.5%

Total Shares Voting in Favor	Together with Affiliates, 10% Stockholder	97,931,944	72.1%

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS

The following actions were taken based upon the unanimous recommendation of the Board and the Written Consent as set forth in Exhibit A:

MATTER NO. 1

ELECTION OF DIRECTORS

Aeolus’ Bylaws provide that the number of directors constituting the Board shall be no less than one or greater than seven. The Board currently consists of seven members.

The directors elected pursuant to the Written Consent as set forth in Exhibit A are to serve for one year, each until the election and qualification of his successor, or until his earlier death, removal or resignation. Each director listed below has agreed to serve as a director. None of the directors is related by blood, marriage or adoption to any other nominee or any executive officer of Aeolus.

Under Delaware law, the Written Consent is sufficient to elect all nominees to our Board without the vote or consent of any other stockholders of the Company.

INFORMATION REGARDING DIRECTORS

The following sets forth the names and ages (as of December 31, 2014) of the nominees for director, and certain other information about them.

Name of Nominee	Age as of December 31, 2014	Director Since
David C. Cavalier	45	April 2004

John M. Farah, Jr., Ph.D.	62	October 2005

Amit Kumar, Ph.D.	50	June 2004

Chris A. Rallis	61	June 2004

John M. Clerici	44	May 2013

Mitchell D. Kaye	46	May 2013

Jeffrey A. Scott, M.D.	56	May 2013

David C. Cavalier has been the Chairman of our Board since April 30, 2004, and became our full time employee in November 2009. In June 2013, he became Chief Financial Officer.  Since 2001, he has been a Principal and the Chief Operating Officer of Xmark Opportunity Partners, LLC, a manager of a family of private investment funds. From 1995 to 1996, Mr. Cavalier worked for Tiger Real Estate, a $785 million private investment fund sponsored by Tiger Management Corporation.  Mr. Cavalier began his career in 1994 in the Investment Banking Division of Goldman, Sachs & Co. working on debt and equity offerings for public and private real estate companies. He received a B.A. from Yale University and an M.Phil. from Oxford University.

John M. Farah, Jr., Ph.D. has been an independent director of ours since October 2005 and a member of our audit committee.  He is founder and managing director of a private international consultancy serving branded biopharma clients in the US and abroad.  From 2008 to 2010, Dr. Farah was an independent director of GenSpera, Inc. (GNSZ), a publicly-traded pharmaceutical development stage company.  Dr. Farah was a vice president at Cephalon, Inc., a biopharmaceutical company, from October 1992 until December 2011 after the company was integrated into Teva Pharmaceuticals. At Cephalon, Dr. Farah led the headquarter team of an international business unit with oversight of strategic product registrations, operations and sales abroad; he was latterly responsible for key Asia Pacific markets  coordinating corporate product support for third party distributors and licensees. Dr. Farah joined Cephalon in 1992 to manage scientific affairs in support of the company’s R&D division. He became a senior team member of worldwide business development in 1997 promoting and negotiating R&D and commercial alliances with multinational and regional pharmaceutical firms. In 2003, Dr. Farah led worldwide product export with P&L responsibilities for third party product sales and support, and in 2006 focused on strategic growth and commercial success in Asia and the Americas ex-US.  In addition to his responsibilities for business development and regional international revenues, Dr. Farah oversaw successful patent litigations in Europe and Latin America.  From 2008 until the company’s acquisition by Teva, he served as treasurer and a director of Cephalon’s political action committee. Prior to joining Cephalon, Dr. Farah was a research investigator at GD Searle (now Pfizer) in nervous system and immunoinflammatory disease programs. His training included postdoctoral neuroscience research at the National Institutes of Health (NIH, NINCDS) following his doctorate in physiology from the Uniformed Services University. He holds a B.S. in Zoology from the University of Maryland and a B.H.A. from New College of California. We believe that Dr. Farah should serve as a director of our Company because of his extensive career in the pharmaceutical industry and international experience. Dr. Farah’s past experience negotiating research partnerships, product licensing and academic collaborations are a valuable contribution to our Board and his current client-based experience allows him to provide additional insight to our Board in considering and approving these types of partnerships for the Company.

Amit Kumar, Ph.D. is currently President and CEO of Geo Fossil Fuels, a private biotech and energy company.  He is also Chairman of the Board of Ascent Solar Technologies, a publicly-held solar energy company.  From September 2001 to June 2010, Dr. Kumar was President and Chief Executive Officer of CombiMatrix Corporation, a publicly-held biotechnology company and director from September 2000 to June 2012.    Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp.  From January 1999 to February 2000, Dr. Kumar was the founding President and CEO of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery.  From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm.  From October 1996 to January 1998, Dr. Kumar was a Senior Manager at Idexx Laboratories, Inc., a biotechnology company.  From October 1993 to September 1996, he was Head of Research & Development for Idetek Corporation, which was later acquired by Idexx Laboratories, Inc.  Dr. Kumar received his B.A. in Chemistry, with honors, from Occidental College.  After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. from the California Institute of Technology in 1991.  He also completed a post-doctoral fellowship at Harvard University from 1991 to 1993.  We believe that Dr. Kumar should serve as a director of our Company in light of his experience serving as an officer and on the board of directors of a number of publicly-held companies, as well as his past venture capital and capital-raising experience. Dr. Kumar’s experience in scientific research and development is also a valuable contribution to our Board, particularly during deliberations and discussions relating to research and development matters.

Chris A. Rallis has been an executive-in-residence at Pappas Ventures, a life science venture capital firm since January 2008. Previously, Mr. Rallis was the President and Chief Executive Officer of ImmunoBiosciences, Inc. (“IBI”), a vaccine technology company located in Raleigh, North Carolina from April 2006 through June 2007. Prior to joining IBI, Mr. Rallis served as an executive in residence (part time) for Pappas Ventures, and as a consultant for Duke University and Panacos Pharmaceuticals, Inc. Mr. Rallis is the former President and Chief Operating Officer and director of Triangle Pharmaceuticals, Inc., which was acquired by Gilead Sciences in January 2003 for approximately $465 million. Prior to assuming the role of President and COO in March 2000, he was Executive Vice President, Business Development and General Counsel. While at Triangle, Mr. Rallis participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities which included a worldwide alliance with Abbott Laboratories and the in-licensing of ten compounds. Before joining Triangle in 1995, Mr. Rallis served in various business development and legal management roles with Burroughs Wellcome Co. over a 13-year period, including Vice President of Strategic Planning and Business Development. Mr. Rallis also serves on the boards of Fennec Pharmaceuticals Inc. , a publicly-held biopharmaceutical company located in Research Triangle Park, NC and Tenax Therapeutics, Inc., a publicly-held biopharmaceutical company located in Morrisville, NC. Mr. Rallis serves on the audit committees of both boards and chairs the audit committee at Adherex. Mr. Rallis received his A.B. degree in economics from Harvard College and a J.D. from Duke University. We believe that Mr. Rallis should serve as a director of our Company in light of his experience serving as an executive officer of, and participating in a number of equity financings for, other pharmaceutical companies. Mr. Rallis’ experiences in development activities and strategic alliances are valuable to Board deliberations. In addition, his venture capital consulting experience allows him to contribute additional insight to the Board in refining our Company’s business strategies and commercial objectives.

John M. Clerici is a founding Principal of Tiber Creek Partners, LLC, a company focused on providing scientific and business counseling to biotechnology companies seeking to use non-dilutive capital from the U.S. and foreign governments and from non-governmental organizations. Mr. Clerici is also a Partner in the government contracts practice at McKenna Long & Aldridge LLP. For over 14 years, Mr. Clerici has been at the forefront of the creation of the public health preparedness sector, including helping large pharmaceutical and emerging biotechnology companies develop creative approaches to access non-dilutive capital to fund the development of biotechnology for emerging disease and engineered threats. Since 1999, Mr. Clerici has assisted over three dozen companies in obtaining nearly $4 billion in funding for research, development and procurement of public health countermeasures from the Federal government, which includes the majority of the awards made under Project Bioshield, the U.S. Government’s initiative for preparing the United States against a bioterrorist attack. Prior to joining McKenna Long & Aldridge LLP, Mr. Clerici was a judge advocate with the U.S. Air Force where, among other assignments, he advised the Air Force Research Laboratory on the procurement of technology from research institutions throughout the United States, Europe and Asia. Mr. Clerici earned his Juris Doctor from the University of North Carolina at Chapel Hill in 1995. He did his undergraduate work at the Catholic University of America, graduating summa cum laude. We believe that Mr. Clerici should serve as a director of our Company in light of his over 14 years of experience in working with the US Government in public health preparedness. We believe he will contribute significantly to our medical countermeasure development programs.

Mitchell D. Kaye, J.D. is a Managing Director at Biotechnology Value Fund, a biotechnology investment fund.  Previously, Mr. Kaye was Foudner of MedClaims Liaison, LLC and served as its Chief Executive Officer from 2009 to 2013. MedClaims is a consumer advocacy business that works on behalf of families in managing reimbursement disputes with medical providers and insurance companies. From 2008-2010, Mr. Kaye was a Managing Director with Navigant Capital Advisors, a financial and strategic advisory services firm, and Head of Navigant's Financial Institutions Restructuring Solutions Team (FIRST). While at Navigant, Mr. Kaye led numerous high profile engagements on behalf of investment funds and investors. Previously, as a successful entrepreneur in the asset management industry, Mr. Kaye launched two highly profitable asset management companies. Mr. Kaye was the founding member of Xmark Opportunity Partners, LLC, an investment fund exclusively focused on investments in publicly traded life sciences companies, and has served as a member of the management committee since 2001. Mr. Kaye established a venerable reputation as an activist investor, taking influential stakes in numerous companies, forcing changes at the boards of directors and management team levels, and guiding the sale of several of his portfolio companies to the benefit of shareholders. In 1996, Mr. Kaye began his career as a founding member of Brown Simpson Asset Management, LLC (Brown Simpson), an investment fund that was at the foreground of private placement investing in the public markets. Brown Simpson’s life sciences investment unit produced a value weighted cash-on-cash return in excess of 100% during the life of the fund. During his career, Mr. Kaye has consummated over 100 transactions as a lead investor, structured over a billion dollars in debt and equity-linked transactions, and taken an active role in the management of numerous portfolio companies. Mr. Kaye has served on the boards of several private and public companies, and also served on the board of the New York Alzheimer’s Association. From September 2007 until the company’s unwinding in June 2009, Mr. Kaye served on the board of directors of Genaera Corporation, a biopharmaceutical company that was listed on the Nasdaq Capital Market. Mr. Kaye received his BA from Wesleyan University, and his Juris Doctorate from Northwestern University School of Law. We believe that Mr. Kaye should serve as a director of our Company in light of his experience in business development and financing biotech companies, which we believe will be invaluable as we begin to generate efficacy data from our animal efficacy and cancer studies.

Jeffrey A. Scott, M.D. is a Board Certified Medical Oncologist and is currently the Managing Partner of Strategic Oncology Consultants, a boutique consulting firm servicing payers, providers and manufacturers in the Oncology space.  Prior to this Dr. Scott was the General Manager/Senior Vice President for P4 Healthcare, a division of Cardinal Health Specialty Solutions, which is a division of Cardinal Health. He was also a member of Cardinal Health’s Operating Committee. Prior to the 2010 sale of P4 Healthcare to Cardinal Health, Dr. Scott was the Founder, President and Chief Executive Officer of P4 Healthcare, since its inception in 2006. P4 Healthcare was a multimedia Healthcare Marketing and Education Company with a focus in Oncology. From 1998 to 2002, Dr. Scott served as the National Medical Director and President of the International Oncology Network (ION), a network of more than 4,000 U.S. private practice oncologists headquartered in Baltimore, Maryland. In 2002, ION became a subsidiary of Amerisource Bergen Corporation upon its sale. Dr. Scott continued to serve as President and General Manager for ION until 2005. Dr. Scott was a practicing physician, Founding Partner and Chief Financial Officer of Georgia Cancer Specialists located in Atlanta, Georgia from 1990 to 2000. During Dr. Scott’s tenure as Chief Financial Officer of Georgia Cancer Specialists, the physician practice had over $100 million in revenue and Dr. Scott was responsible for development of financial programs of practice after the merger and corporate buyout by Phymatrix. Also at the Georgia Cancer Specialists, Dr. Scott took responsibility for the development of an extensive clinical research program. From 1998 to 2000, he also served as Medical Chief of Staff at Emory Northlake Regional Medical Center in Atlanta, Georgia. Dr. Scott’s biotechnology experience includes his role as a Consultant to NexStar Pharmaceuticals, Inc. (“NexStar”) of Boulder, Colorado. Prior to NexStar’s 1999 merger with Gilead Sciences, Inc., it was engaged in the discovery, development, manufacture and commercialization of products to treat serious and life-threatening illnesses. As a consultant to NexStar, Dr. Scott was responsible for assisting and educating the sales force in dealing with physician networks and consulting with investment advisors regarding potential investments in other biotechnology companies. Dr. Scott’s educational background includes a B.S. degree in Microbiology from the University of Michigan, Ann Arbor, Michigan, a medical education at Wayne State University, Detroit, Michigan, and a fellowship in Oncology at University of Texas Health Sciences, San Antonio, Texas. Dr. Scott has Board Certifications from the American Board of Internal Medicine, Internal Medicine, September 1987, and the American Board of Internal Medicine, Medical Oncology, November 1989. Dr. Scott has served on the board of directors of Biovest International, Inc. (OTCQB: BVTI) since March 2004. We believe that Dr. Scott should serve as a director of our Company in light of his experience as an oncologist, drug developer and senior executive in one of the leading pharmaceutical distribution companies, which we believe will be invaluable as we begin to move forward with our AEOL 10150 oncology development program and begin to formulate our strategies for making our compound available in the most efficient and effective way for biodefense purposes.

Information Concerning the Board of Directors and its Committees

Director Independence and Board Meetings

The business of Aeolus is under the general management of the Board, as provided by the laws of Delaware and the Bylaws of Aeolus. During the fiscal year ended September 30, 2014, the Board held two formal meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2014 meetings of the Board and Board committees of which he was a member.  Aeolus does not have a policy with regard to Board members’ attendance at annual meetings. We did not hold an Annual Meeting of Stockholders in fiscal year 2014.

After review of all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards, as currently in effect, with the exception of Mr. Cavalier, who also is an executive officer of Aeolus.

The Board has established an Audit Committee in accordance with section 3(a)(58)(A) of the Exchange Act and a Compensation Committee.

Audit Committee

The Audit Committee currently consists of Mr. Rallis, Chairman, Dr. Kumar and Dr. Farah. During fiscal 2014, the Audit Committee held four formal meetings and met with Aeolus’ independent registered public accounting firm prior to the release of financial results for the first three quarters and full year of fiscal 2014. The Audit Committee reviews the results and scope of the audit and other services provided by Aeolus’ independent registered public accounting firm. The Audit Committee has adopted a written charter, which can be obtained from our website at www.aolsrx.com. The Board has determined that Mr. Rallis is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC (“Regulation S-K”). The Board has determined that all of the members of the Audit Committee meet the Nasdaq Audit Committee independence standards, as currently in effect.

Compensation Committee

The Compensation Committee currently consists of Dr. Kumar, Chairman, Mr. Clerici and Dr. Scott. During fiscal 2014, the Compensation Committee held no formal meetings. The Compensation Committee makes recommendations to the Board regarding salaries and incentive compensation for officers of Aeolus, and determines the amount and type of equity incentives granted to participants in Aeolus’ 2004 Stock Incentive Plan, as amended (the “2004 Plan”).

Nominating Committee

The Board does not have a standing nominating committee. The Board does not believe a nominating committee is necessary based on Aeolus’ size and the beneficial ownership (beneficial ownership assumes the exercise of all warrants and options by the respective holder) by Xmark Opportunity Partners, LLC and Efficacy Biotech Master Fund Ltd. (“Efficacy”), of more than 70% of our outstanding Common Stock as of September 30, 2014. The Board will consider establishing a nominating committee at the appropriate time.

The entire Board participates in the consideration of director nominees. To date, the Board has not formally established any criteria for Board membership. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Board considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Board’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.

Communications with Members of the Board of Directors and Stockholder Director Nominations

The Board has not established a formal process for stockholders to send communications, including director nominations, to the Board; however, the names of all directors are available to stockholders in this Information Statement and on Aeolus’ web site at www.aolsrx.com. Due to the infrequency of stockholder communications to the Board, the Board does not believe that a formal process is necessary. However, the Board will consider, from time to time, whether adoption of a formal process for such stockholder communications has become necessary or appropriate. If Aeolus receives any security holder communication for an independent director, Aeolus will relay it to the independent director. Director nominations submitted by a stockholder will be considered by the full Board. The Board believes that we currently have in place adequate methods for receiving communications from its stockholders. Any stockholder may send a communication to any member of the Board, in care of the Company, at 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691 (Attention: Secretary). We will forward any such communication to the Board member.

Code of Ethics

We have a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, controller and other similar employees. The purpose of the Code of Ethics is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Ethics; and accountability for adherence to the Code of Ethics; and to deter wrongdoing. A copy of our Code of Ethics can be obtained from our website at www.aolsrx.com.

Family Relationships and Orders, Judgments and Decrees

There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information regarding the ownership of shares of Aeolus’ Common Stock and Series B Preferred as of the close of business on December 31, 2014, by:

•	each person known by Aeolus to beneficially own more than 5% of the outstanding shares of each class of our stock;
•	each of our directors;
•	each of our Named Executive Officers (as defined under “Executive Compensation” below); and
•	all of our directors and executive officers as a group

	Preferred Stock			Common Stock
Identity of Owner or Group (1)(2)	Beneficially Owned	Percentage Owned		Beneficially Owned(4)		Percentage Owned(5)

Directors:
David C. Cavalier	-	-		98,084,694	(6)	72.1%
John M. Farah, Jr., Ph.D. (7)	-	-		515,758		*
Mitchell D. Kaye, J.D. (8)	-	-		98,113,194		72.1%
Amit Kumar, Ph.D. (7)	-	-		566,917		*
John M. Clerici (7)	-	-		181,250		*
Chris A. Rallis (7)	-	-		566,917		*
Jeffrey A. Scott, M.D. (7)	-	-		181,250		*

Named Executive Officers:
John L. McManus (9)	-	-		6,599,166		4.7%
David C. Cavalier (6)	-	-		98,084,694		*
All directors and executive officers as a group (8 persons)	-	-		106,957,502	(10)	73.9%

Greater than 5% Stockholders:
Elan Corporation, plc	526,080	100.0	%(3)	526,080	(11)	*
Lincoln House
Lincoln Place
Dublin 2, Ireland

BVF Partners, L.P. and its affiliates				17,147,178	(12)	11.9%	(13)
900 N. Michigan Avenue, Suite 1100 Chicago, IL 60611

Xmark Opportunity Partners, LLC and its affiliates	-	-		97,265,944	(14)	71.4%
90 Grove Street
Ridgefield, CT 06877
____________________
* Less than one percent

 (1)           Unless otherwise indicated, the address of all the owners is: c/o Aeolus Pharmaceuticals, Inc., 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691.

 (2)           This table is based upon information supplied by our executive officers, directors and principal stockholders and Schedule 13Ds and 13Gs, as amended, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (3)           Percent of shares beneficially owned by any person is calculated by dividing the number of shares of preferred stock beneficially owned by that person by 526,080, the number of shares of preferred stock outstanding as of the close of business on the Record Date, and the number of shares of preferred stock as to which that person has the right to acquire voting or investment power within 60 days of the Record Date.

 (4)           The number of shares of common stock beneficially owned includes any shares issuable pursuant to stock options or warrants that are currently exercisable or may be exercised within 60 days after December 31, 2013 as well as shares of preferred stock convertible into common stock. Shares issuable pursuant to such options or warrants and shares issuable upon conversion of such preferred stock are deemed outstanding for computing the ownership percentage of the person holding such options but are not deemed to be outstanding for computing the ownership percentage of any other person.

 (5)           Applicable percentages are based on 134,550,068 shares outstanding on December 31, 2013, plus the number of shares such stockholder can acquire within 60 days after December 31, 2013.  All percentages are rounded.

 (6)           Consists of 152,750 shares of Common Stock issuable upon exercise of options held by David C. Cavalier; 29,095,831 shares of Common Stock beneficially owned by Xmark Opportunity Fund, L.P., a Delaware limited partnership (“Opportunity LP”) (including 957,326 shares held by Goodnow Capital L.L.C. (L.P.)); 63,680,083 shares of Common Stock owned by Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company (“Opportunity Ltd”) (including 2,475,490 shares held by Goodnow Capital L.L.C. (Ltd.)); 1,508,567 shares of Common Stock owned by Xmark JV Investment Partners, LLC, a Delaware limited liability company (“JV Partners”); and another 2,647,463 shares of Common Stock owned by Goodnow Capital, L.L.C. (“Goodnow”), a Delaware limited liability company that are not reflected above. Mr. Cavalier shares voting and dispositive power over the shares listed above (other than shares subject to options) with Mr. Kaye.  Also includes 1,000,000 shares held by GPP Voting Trust, for which Messrs. Cavalier and Kaye share voting power.

 (7)           Consists solely of shares of Common Stock issuable upon exercise of options.

 (8)           Consists of 181,250 shares of Common Stock issuable upon exercise of options held by Mitchell D. Kaye.  Also consists of shares beneficially owned as referenced in footnote 6 above, including:  29,095,831 shares of Common Stock beneficially owned by Opportunity LP; 63,680,083 shares of Common Stock beneficially owned by Opportunity Ltd; 1,508,567 shares of Common Stock beneficially owned by JV Partners; and 2,647,463 shares of Common Stock owned by Goodnow.  Mr. Kaye shares voting and dispositive power over these shares with Mr. Cavalier.  Also includes 1,000,000 shares held by GPP Voting Trust, for which Messrs. Cavalier and Kaye share voting power.

 (9)           Consists of 70,300 shares owned directly, 10,000 shares owned directly by Mr. McManus’ spouse and 6,203,333 shares issuable upon exercise of options.

 (10)           Consists of shares of Common Stock beneficially owned by our directors and the following executive officers: Mr. McManus and Mr. Cavalier. See footnotes (5), (6), (7), and (9) above, the shares held by Opportunity LP, Opportunity Ltd, JV Partners and Goodnow, which are deemed to be beneficially owned by Messrs. Cavalier and Kaye have been counted only once for purposes of this calculation.  Consists of 7,698,664 shares subject to options.

 (11)           Consists of 526,080 shares of Common Stock which were issuable upon conversion of an aggregate of 526,080 shares of Series B Preferred Stock as of the close of business on the Record Date.

 (12)           Consists of (i) 8,912,219 shares of Common Stock, including 4,241,308 shares of Common Stock issuable upon the exercise of certain warrants held by Biotechnology Value Fund, L.P. (“BVF”), (ii) 5,036,834 shares of Common Stock, including 2,371,924 shares of Common Stock issuable upon the exercise of certain warrants held by Biotechnology Value Fund II, L.P. (“BVF2”), (iii) 352,980 shares of Common Stock held by BVF Investments, L.L.C. (“BVLLC”), and (iv) 2,845,145 shares of Common Stock, including 1,386,768 shares of Common Stock issuable upon the exercise of certain warrants held by Investment 10, L.L.C. (“ILL10”).

BVF Partners L.P.  (“Partners”), as the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, may be deemed to beneficially own 17,440,552 shares of Common Stock, including 8,000,000 shares of Common Stock currently issuable upon the exercise of certain warrants, beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10.  BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 17,440,552 shares of Common Stock, including 8,000,000 shares of Common Stock currently issuable upon the exercise of certain warrants, beneficially owned by Partners.  Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 17,147,178 shares of Common Stock, including 8,000,000 shares of Common Stock currently issuable upon the exercise of certain warrants, beneficially owned by BVF Inc.

The foregoing should not be construed in and of itself as an admission by any of Partners, BVF Inc. or Mark N. Lampert as to beneficial ownership of any shares of Common Stock owned by BVF, BVF2, BVLLC and ILL10.  Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of Common Stock beneficially owned by BVF, BVF2, BVLLC and ILL10 and this filing shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities.

 (13)           The terms of the warrants held by BVF, BVF2 and ILL10 each contain an issuance limitation prohibiting the holder from exercising such warrants to the extent that, after giving effect to such exercise of the warrants, the holder would beneficially own more than 9.98% of the Common Stock of the Company then issued and outstanding, which prohibition cannot be modified by the holder before the sixty-first day after such holder’s notice to the Company of its election to modify such prohibition.

 (14)           Consists of 152,750 shares of Common Stock issuable upon exercise of options held by David C. Cavalier; 181,250 shares of Common Stock issuable upon exercise of options held by Mitchell D. Kaye; 29,095,831 shares of Common Stock owned by Xmark Opportunity Fund, L.P., a Delaware limited partnership (“Opportunity LP”); 63,680,083 shares of Common Stock owned by Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company (“Opportunity Ltd”); 1,508,567 shares of Common Stock owned by Xmark JV Investment Partners, LLC, a Delaware limited liability company (“JV Partners”); and 2,647,463 shares of Common Stock owned by Goodnow Capital, L.L.C. (“Goodnow”), a Delaware limited liability company. Mr. Cavalier shares voting and dispositive power over these shares with Mr. Kaye.

Compensation of Directors

The following table sets forth information for the fiscal year ended September 30, 2014 regarding the compensation of our directors.

Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total

David C. Cavalier	—	$—	—	$—
John M. Farah, Jr., Ph.D.	—	22,218	—	22,218
Amit Kumar, Ph.D.	—	22,218	—	22,218
Chris A. Rallis	—	22,218	—	22,218
John M. Clerici	—	16,664	—	16,664
Mitchell D. Kaye	—	16,664	—	16,664
Jeffrey A. Scott	—	16,664	—	16,664
____________________
(1)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value of awards for grants of options to each listed director in fiscal 2014, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2013. The fair value of the options was determined at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: (i) dividend yield: 0%; (ii) expected volatility: 123.77%; (iii) risk-free interest rate: 1.5%; and (v) expected option life after shares are vested: 5.27 years. We use a straight line method of amortization of stock-based compensation.

All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. In addition, the Board adopted the following compensation program for the outside members of the Board on March 7, 2013, effective beginning March 7, 2013:

●
Each non-executive Board member shall be eligible to receive a nonqualified stock option of 75,000 shares per year issued at the beginning of each year. The option exercise prices shall be equal to the closing price of the Common Stock on the grant date. The options shall have 10-year terms and vest, as long as the director remains on the Board, on a monthly basis over a 12-month period beginning on the date of grant. Unvested options expire upon resignation or termination from the Board.

●
In addition, each Audit Committee member shall be eligible to receive a nonqualified stock option of 25,000 shares per year issued at the beginning of each year. The option exercise prices shall be equal to the closing price of the Common Stock on the grant date. The options shall have 10-year terms and vest, as long as the director remains on the Board, on a monthly basis over a 12-month period beginning on the date of grant. Unvested options expire upon resignation or termination from the Board.

Outstanding Equity Awards for Directors as of September 30, 2014

The following table sets forth information regarding unexercised stock options for each Director outstanding as of September 30, 2014. We have not awarded stock grants or other equity incentive awards and as such have not made any disclosures regarding such awards.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options
David C. Cavalier	152,750	—	—

John M. Farah, Jr., Ph.D.	515,758	—	—

Amit Kumar, Ph.D.	566,917	—	—

Chris A. Rallis	566,917	—	—

John M. Clerici	181,250	—	—

Mitchell D. Kaye	181,250	—	—

Jeffrey A. Scott, M.D.	181,250	—	—

Executive Officers

Our executive officers, their ages as of December 31, 2014, their respective positions and their backgrounds are as follows:

Name	Age	Position(s)

David Cavalier	45	Chairman of the Board and Chief Financial Officer
John L. McManus	50	President and Chief Executive Officer

David C. Cavalier. Mr. Cavalier’s background is described in “Information Regarding Directors” above.

John L. McManus. Mr. McManus began as a consultant to Aeolus in June 2005 as President. He became employed as our President and Chief Operating Officer in July 2006 and was appointed President and Chief Executive Officer in March 2007. Mr. McManus, who received his degree in business administration from the University of Southern California in 1986, is the founder and president of McManus Financial Consultants, Inc. (“MFC”), which provides strategic, financial and investor relations advice to senior managements and boards of directors of public companies, including advice on mergers and acquisitions. These companies have a combined value of over $25 billion. He has served as president of MFC since 1997. In addition, Mr. McManus previously served as Vice President, Finance and Strategic Planning to Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI), where he had primary responsibility for restructuring Spectrum’s operations and finances, including the design of strategic and financial plans to enhance Spectrum’s corporate focus, and leading the successful implementation of these plans.  The implementation of these plans led to an increase in Spectrum’s market value from $1 million to more than $125 million at the time of Mr. McManus’ departure.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for the fiscal year ended September 30, 2013 and 2012, by its principal executive officer and principal financial officers, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation			All Other
Name and Principal	Fiscal			Option	Compensation
Position(s)	Year	Salary ($)	Bonus ($)	Awards ($) (1)	($)	Total ($)
John L. McManus	2014	$433,908	—	$314,755	$—	$748,663
President and	2013	$421,270	—	$740,600	—	$1,161,870
Chief Executive Officer

Russell Skibsted	2014	$—	—	$—	$—	$—
Former Senior Vice President, Chief Financial Officer	2013	$174,885	—	$52,905	$—	$227,790
and Secretary(2)

David C. Cavalier	2014	$352,550	—	$—	$—	$352,550
Chairman of the Board and Chief Financial	2013	$342,282	—	$—	$—	$342,282
Officer
____________________
(1)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value of awards for grants of options to each listed Named Executive Officer, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by any of the Named Executive Officers during fiscal 2014 or fiscal 2013. The fair value of the options was determined at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: (i) dividend yield: 0%; (ii) expected volatility: 118.45%; (iii) risk-free interest rate: 1.62%; and (v) expected option life after shares are vested: 5.27 years. We use a straight line method of amortization of stock-based compensation.

(2)	Mr. Skibsted ceased employment with us on May 31, 2013.

Grants of Plan Based Awards During the Fiscal Year Ended September 30, 2014

The following table summarizes all option grants during the fiscal year ended September 30, 2014 to the Named Executive Officers. Each of these options was granted pursuant to the 2004 Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price Exercise Price of Option Awards	Grant Date Fair Value of Option Awards (2)
John L. McManus	3/4/2014	250,000	$0.26	$55,219
President and Chief Executive Officer

____________________
(1)	The option grant vests on a monthly basis for twelve months with a ten-year term, subject to earlier termination upon certain events.

(2)
The amounts in the “Grant Date Fair Value of Option Awards” column reflect the aggregate grant date fair value of awards for grants of options to Mr. McManus in fiscal 2014, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by Mr. McManus during fiscal 2014.

Outstanding Equity Awards as of September 30, 2014

The following table sets forth information regarding outstanding unexercised stock options for each of the Named Executive Officers as of September 30, 2014. We have not awarded stock grants or other equity incentive awards and as such have not made any disclosures regarding such awards.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Awards Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date

John L. McManus	10,000	—		—	$0.97	7/29/2015
	10,000	—		—	$0.91	8/31/2015
	10,000	—		—	$1.12	9/30/2015
	10,000	—		—	$1.15	10/31/2015
	10,000	—		—	$1.03	11/30/2015
	10,000	—		—	$0.95	12/30/2015
	10,000	—		—	$0.89	1/31/2016
	10,000	—		—	$0.90	2/28/2016
	10,000	—		—	$0.80	3/31/2016
	10,000	—		—	$0.75	4/28/2016
	10,000	—		—	$0.60	5/31/2016
	10,000	—		—	$0.81	6/30/2016
	250,000	—		—	$0.75	7/14/2016
	250,000	—		—	$0.90	7/13/2017
	250,000	—		—	$0.32	7/14/2013
	1,000,000	—		—	$0.30	5/6/2019
	250,000	—		—	$0.39	7/30/2019
	250,000	—		—	$0.40	7/14/2020
	1,500,000	—		—	$0.40	7/29/2020
	250,000	—		—	$0.40	7/14/2021
	250,000	—		—	$0.28	7/14/2022
	2,000,000	—		—	$0.40	3/4/2023
	125,000	125,000	(1)	—	$0.26	3/4/2024

David Cavalier	20,000	—		—	$1.85	9/22/2014
	20,000	—		—	$0.90	9/7/2015
	30,000	—		—	$0.85	9/12/2016
	30,000	—		—	$0.55	7/27/2017
	27,750	—		—	$0.40	12/11/2013
	3,750	—		—	$0.29	2/5/2019
	11,250	—		—	$0.33	3/26/2019
	3,750	—		—	$0.38	4/30/2019
	11,250	—		—	$0.35	6/4/2019
	15,000	—		—	$0.39	7/30/2019
____________________
(1)
Options vest at a rate of approximately 20,833 per month from the grant date for twelve months, provided that John McManus is an employee or consultant of the Company on the applicable vesting date. In the event of a sale of the Company, through a merger or otherwise, all of the options shall be fully vested and immediately exercisable.

Option Exercises and Stock Vested During the Fiscal Year Ended September 30, 2014

No stock options were exercised by any Named Executive Officer during the fiscal year ended September 30, 2014.

We had no stock awards outstanding as of or for the year ended September 30, 2014.

Employment Agreement with John McManus

On March 4, 2013, we and John McManus entered into an amended and restated employment agreement (the “Restated Agreement”). Under the Amended Employment Agreement, Mr. McManus continues to serve as President, Chief Executive Officer and Chief Operating Officer of the Company. Pursuant to the agreement, Mr. McManus is paid $ 36,159 per month.

Under the Amended Employment Agreement, Mr. McManus will be entitled to receive an option to purchase at least 250,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. In addition, the Amended Employment Agreement provides that, on the date of the agreement, Mr. McManus shall be granted an option to purchase 2,000,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. In each case, the options shall vest at a monthly rate of 8.33% following the date of grant, subject to Mr. McManus remaining employed with the Company. The Amended Employment Agreement also provides that, upon a Change in Control of the Company (as defined in the Amended Employment Agreement), all of the stock options granted to Mr. McManus will fully vest and become immediately exercisable. In addition, if the Company signs a Corporate Partnership, as defined in the Amended Employment Agreement, of if there is a Change in Control, Mr. McManus is entitled to receive a bonus of not less than $250,000 upon the execution and delivery of a definitive and enforceable agreement.

The current term of the Amended Employment Agreement is through March 4, 2015 unless terminated earlier. Pursuant to the Amended Employment Agreement, if (A) the Company terminates Mr. McManus’ employment without “Cause” (as defined in the Amended Employment Agreement), and the Company has not provided Mr. McManus with a Non-Renewal Notice, or (B) Mr. McManus terminates his employment for “Good Reason” (as defined in the Amended Employment Agreement), in either case subject to Mr. McManus’ agreement to release any claims against the Company, Mr. McManus will be entitled to receive a cash severance, payable over 12 months, equal to: (i) Mr. McManus’ effective base salary at the time of termination, plus (ii) the average of the annual bonus(es) paid to Mr. McManus, if any, during the two full years immediately preceding the year in which the termination occurs. If the Company provides Mr. McManus with a Non-Renewal Notice, other than as a result of Mr. McManus’ death, disability or termination for “Cause”, subject to Mr. McManus’ agreement to release any claims against the Company, Mr. McManus will be entitled to receive a cash severance equal to: (x) Mr. McManus’ effective base salary at the time of termination, plus (y) the average of the annual bonus(es) paid to Mr. McManus, if any, during the two full years immediately preceding the year in which the termination occurs, less (z) the salary payable to Mr. McManus under the Amended Employment Agreement for the remainder of his employment term, which amount will be payable in equal monthly installments following the end of the employment term until the one-year anniversary of the date of the Non-Renewal Notice.

Separation Agreements

We did not enter into any separation agreements during fiscal 2014.

Payments Upon Termination or Change of Control

We have an employment agreement with Mr. John McManus, which provides for payments to Mr. McManus upon termination of employment or a change of control of Aeolus under specified circumstances. For information regarding the specific circumstances that would trigger payments and the provision of benefits, the manner in which payments and benefits would be provided and conditions applicable to the receipt of payments and benefits, see “—Employment Agreement with John McManus.”

The following tables set forth information regarding potential payments and benefits that each Named Executive Officer who was serving as an executive officer on September 30, 2014 would receive upon termination of employment or consulting arrangement or a change of control of Aeolus under specified circumstances, assuming that the triggering event occurred on September 30, 2014.

Summary of Potential Payments Upon Termination or Change of Control

	Termination without Cause				Voluntary Resignation
Value of Options
	Cash	Value of	with Accelerated		Cash
Name	Payments(1)	Benefits(2)	Vesting		Payments

John L. McManus	$433,908	$26,451	$—	(3)	—
____________________
(1)
This amount reflects a lump sum payment equal to the remaining term of the Named Executive Officer’s employment agreement with the Company, assuming notice of termination was given on September 30, 2014.

(2)
The amounts in this column reflect the estimated value of health, dental, life and disability insurance that would be provided to the Named Executive Officer pursuant to his employment agreement with the Company.

(3)
Pursuant to the Named Executive Officer’s employment agreement with the Company, in the event the Named Executive Officer was terminated without cause on September 30, 2014, options to purchase 1,000,000 shares would have vested. The amounts in this column are calculated based on the difference between $0.28, the closing market price per share of the Common Stock on September 30, 2014, the last trading day of fiscal year 2013, and the exercise price per share of $0.40 for the options subject to accelerated vesting.

	Immediately upon a Change of Control			Termination without Cause in Connection with a Change of Control
Name	Cash Payments(4)	Value of Options with Accelerated Vesting		Cash Payments(6)	Value of Benefits(7)	Value of Options with Accelerated Vesting
John L. McManus	$250,000	$—	(5)	$683,908	$26,451	$—	(5)

(4)
The amounts in this column reflect the lump sum payment payable upon a change of control pursuant to the Named Executive Officer’s employment agreement with the Company in effect on September 30, 2014 assuming a change of control of the Company occurred on September 30, 2014.

(5)
Pursuant to the 2004 Plan, all outstanding options shall vest in connection with a change of control of the Company. The amounts in this column are calculated based on the difference between $0.25, the closing market price per share of the Common Stock on September 30, 2014, the last trading day of fiscal year 2014, and the $0.40 exercise price per share of the 1,000,000 options subject to accelerated vesting.

(6)
The amounts in this column reflect the lump sum payment payable pursuant to a termination upon a change of control pursuant to the Named Executive Officer’s employment agreement with the Company in effect on September 30, 2014 assuming a change of control of the Company occurred on September 30, 2014.

(7)
The amounts in this column reflect the estimated value of health, dental, life and disability insurance that would be provided to the Named Executive Officer pursuant to his employment agreement with the Company for the period from March 4, 2014 to March 4, 2015.

Summary of Actual Payments Upon Termination of Employment

No payments were made to any Named Executive Officer in connection with a termination of employment during fiscal 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Aeolus has adopted a policy that all transactions between Aeolus and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Aeolus than could be obtained from unaffiliated third parties.

Xmark Opportunity Partners, LLC

Since September 30, 2010, we have completed certain financing transactions with affiliates of Xmark Opportunity Partners, LLC (“Xmark”). Xmark Opportunity Partners, LLC is the sole manager of Goodnow Capital, L.L.C. (“Goodnow”) and possesses sole power to vote and direct the disposition of all securities of the Company held by Goodnow. David C. Cavalier, one of our directors and employees, is President of Goodnow.

March and April 2012 Financing

On March 30, 2012 and April 4, 2012, we entered into a Securities Purchase Agreement with certain accredited investors (the “2012 Purchasers”) to sell and issue to the 2012 Purchasers an aggregate of approximately 2,200,166 units (the “2012 Units”) at a purchase price of $0.30 per unit, resulting in aggregate gross proceeds to us of approximately $660,049.90 (the “2012 Private Placement”). Each 2012 Unit consisted of (i) one share of Common Stock and (ii) a five year warrant to purchase 0.75 shares of Common Stock. The warrants have an initial exercise price of $0.40 per share. One of the purchasers in the April 4, 2012 closing was Joseph Krivulka, who served as a member of our Board from 2004 to December 31, 2013, who purchased 333,333 2012 Units, resulting in aggregate proceeds to us of $99,999.90. In connection with the 2012 Private Placement, we also entered into a Registration Rights Agreement with the 2012 Purchasers, pursuant to which we agreed, among other things, to file a registration statement with the SEC to register the resale of: (1) the shares of Common Stock issued pursuant to the 2012 Private Placement, and (2) the shares of Common Stock issuable upon exercise of the warrants that comprised the 2012 Units.

2013 Private Placement

One of the investors who participated in the February 19, 2013 closing of the 2013 private placement was JAK Investments, LLC whose manager is Joseph Krivulka, who served as a member of our Board from 2004 to December 31, 2013. JAK Investments, LLC purchased 400,000 of the 2013 Units, resulting in aggregate proceeds of $100,000 to us. In connection with the 2013 Private Placement, we also entered into a Registration Rights Agreement with the purchasers in the 2013 private placement, pursuant to which we agreed, among other things, to file a registration statement with the SEC to register the resale of: (1) the shares of Common Stock issued pursuant to the 2013 private placement, and (2) the shares of common stock issuable upon exercise of the warrants issued pursuant to the 2013 private placement.

2013 Warrant Repricing, Exercise and Lockup Agreement

Effective February 15, 2013, Aeolus and each of Xmark JV Investment Partners (“JV Partners”), Xmark Opportunity Fund, Ltd. (“Opportunity Ltd.”) and Xmark Opportunity Fund, L.P. (“Opportunity LP” and, together with JV Partners and Opportunity Ltd., the “Xmark Entities”) entered into a Warrant Repricing, Exercise and Lockup Agreement (the “Xmark Warrant Agreement”) pursuant to which the Company agreed to reduce the exercise price of outstanding warrants to purchase an aggregate of up to 59,149,000 shares of our common stock held by the Xmark Entities (the “Xmark Warrants”) to $0.01 per share. Prior to the entry into the Xmark Warrant Agreement, the exercise price of the Xmark Warrants covering an aggregate of 55.4 million shares of Aeolus’ common stock was $0.28 per share, and the exercise price covering an aggregate of 3.8 million shares of Aeolus’ common stock was $0.50 per share. In consideration for the reduction of the exercise price of the Xmark Warrants, each of the Xmark Entities agreed to immediately exercise all of the Xmark Warrants by cashless exercise. The Xmark Warrant Agreement also provides that the Xmark Entities will not transfer the shares issued upon exercise of the Xmark Warrants (the “Xmark Warrant Shares”) until the Company either (i) declares a cash dividend on its common stock or otherwise makes a cash distribution or (ii) effects a Change of Control, subject in each case to the terms of the Xmark Warrant Agreement. Xmark Opportunity Partners, LLC (“Opportunity Partners”) is the investment manager of JV Partners and the sole member of the investment manager of each of Opportunity Ltd. and Opportunity LP, and, as such, possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by each of the Xmark Entities. Mitchell Kaye and David C. Cavalier, the Co-Managing Members of Xmark Capital Partners, LLC, a Delaware limited liability company and the Managing Member of Opportunity Partners, share voting and dispositive power with respect to all securities of the Company beneficially owned by Opportunity Partners. The foregoing description of the Xmark Warrant Agreement (and the transactions effected thereunder) does not purport to be complete and is qualified in its entirety by reference to the Xmark Warrant Agreement, a copy of which was attached as Exhibit 10.4 to Form 8-K filed with the SEC on February 19, 2013.

Director Independence

After review of all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards, as currently in effect, excluding Mr. Cavalier, who serves as an executive officer of Aeolus.

2004 Stock Incentive Plan

Purpose

The purpose of the 2004 Plan is to assist us in recruiting and retaining qualified employees, consultants, advisors and non-employee directors and to allow us to build a satisfying long-term relationship with these individuals through recognition of their contributions to our affiliates and to us. The 2004 Plan provides for the grant of non-statutory stock options (“NSOs”), options intended to qualify as incentive stock options (“ISOs”) under Section 421(b) of the Code, and restricted stock awards.

Administration

The 2004 Plan is administered by the Board and the Compensation Committee (the “Plan Administrator”). Subject to the limitations set forth in the 2004 Plan, the Plan Administrator selects who will receive awards under the 2004 Plan, and determines the amount, exercise or purchase price, vesting requirements and other conditions of each award. In addition, the Plan Administrator establishes the guidelines and forms for implementing the 2004 Plan and is responsible for interpreting and making all decisions regarding the operation of the 2004 Plan. The Plan Administrator’s decisions are final and binding upon all participants in the 2004 Plan.

Eligibility and Shares Subject to the 2004 Plan

Under the 2004 Plan, as amended by Written Consent in 2012, 25,000,000 shares of our Common Stock have currently been reserved for issuance either by direct sale or upon exercise of options granted to our employees (including our officers and directors who are also employees), non-employee directors, and consultants and advisors who provide services to us as independent contractors. ISOs may be granted only to our employees who are paid from our payroll. NSOs and restricted stock awards may be granted to our employees, consultants and non-employee directors.

The 2004 Plan provides that grants made to any person in a single calendar year may not cover more than 25,000,000 shares of Common Stock. Any shares subject to outstanding options or restricted stock awards granted under the 2004 Plan that expire, terminate or are canceled without having been exercised or vested in full shall again become available for further grant under the 2004 Plan. If shares issued under the 2004 Plan are forfeited, they also become available for new grants.

As of September 30, 2014, we had four employees, one consultant and six non-employee directors eligible to participate in the 2004 Plan.

As of September 30, 2014, options to purchase an aggregate of 11,594,091 shares of our Common Stock at a weighted average exercise price of $0.43 per share were outstanding under the 2004 Plan. No other awards were outstanding under the 2004 Plan as of that date. All stock options have been granted with exercise prices equal to or greater than the fair market value of our Common Stock on the date of grant. As of September 30, 2014, 13,405,909 shares of our Common Stock were available for future equity awards under the 2004 Plan. On September 30, 2014, the last trading day of the fiscal year ended September 30, 2014, the closing price for our Common Stock on the OTCQB was $0.25 per share.

Pursuant to the terms of the 2004 Plan, the Board will determine the number of options and restricted stock awards to be allocated to our employees, non-employee directors and consultants under the 2004 Plan in the future, and such allocations may only be made in accordance with the provisions of the 2004 Plan as described herein.

Terms of the Options

The Board will determine the date or dates on which stock options granted pursuant to the 2004 Plan will vest. The Board will also determine the terms for each option granted under the 2004 Plan. The maximum term of each option granted under the 2004 Plan is ten years (five years in the case of an ISO granted to any key employee of ours who, together with certain family members, owns more than 10% of our outstanding voting stock (a “10% stockholder”).

The exercise price of ISOs and NSOs granted under the 2004 Plan may not be less than 100% of the fair market value of our Common Stock on the date of the grant (110% in the case of an ISO granted to a 10% stockholder). The exercise price of NSOs granted under the 2004 Plan cannot be less than 85% of the fair market value of our Common Stock on the date of grant (110% in the case of NSOs granted to a 10% stockholder). The fair market value is deemed to be the closing price of our Common Stock, as reported on the OTCQB.

Under the 2004 Plan, the exercise price is payable in cash or by check.

Terms of the Restricted Stock Awards

The Plan Administrator may, in its discretion, grant awards of restricted stock to eligible individuals. The Plan Administrator will determine at the time of the grant whether the award is a performance-based restricted stock award, the number of shares of Common Stock subject to an award, the vesting schedule applicable to the award and may, in its discretion, establish other terms and conditions applicable to the award.

As a general rule, shares of our Common Stock that are subject to a restricted stock award will be held by the Plan Administrator for the benefit of the award recipient until vested and, when vested, are transferred to the award recipient. Unless the Plan Administrator determines otherwise with respect to any restricted stock award, before the shares subject to a restricted stock award are vested and transferred to the award recipient, the Plan Administrator will exercise any voting or tender rights in its discretion and hold and accumulate any dividends or distributions for distribution at the same time and terms as the underlying shares. In the alternative, the Plan Administrator may authorize the immediate distribution of the restricted stock to the award recipient in the form of a stock certificate bearing a legend containing the applicable vesting restrictions or the immediate distribution of dividends paid on the underlying shares.

All restricted stock awards will be subject to a vesting schedule specified by the Plan Administrator when the award is made. Unless the Plan Administrator determines otherwise with respect to any restricted stock award, upon termination of a participant’s employment for any reason, any awards that are unvested at termination of employment will be forfeited, with the award recipient receiving a refund equal to the lesser of the fair market value of the unvested shares at termination of employment or the amount (if any) paid when the award was made.

At the time of grant, the Plan Administrator may designate a restricted stock award as a performance-based restricted stock award. If it does so, it shall establish, in addition to or in lieu of service-based vesting requirements, one or more performance goals, which must be attained as a condition of retention of the shares. Attainment of the performance goals will be measured over a performance measurement period specified by the Plan Administrator when the award is made.

The Plan Administrator will determine in its discretion whether the award recipient has attained the goals. If they have been attained, the Plan Administrator will certify that fact in writing. If the performance goals are not satisfied during the performance measurement period, the relevant awards will be forfeited. If the performance goals and any service-based vesting schedule are satisfied, the award will be distributed (or any vesting-related legend removed from any stock certificates previously delivered to the award recipient).

Duration, Amendment and Termination

The Plan Administrator may amend, suspend or terminate the 2004 Plan at any time, except that any such amendment, suspension or termination shall not affect any award previously granted. Any amendment of the 2004 Plan is subject to approval of our stockholders only to the extent required by applicable law. The 2004 Plan will terminate on September 21, 2014 (unless sooner terminated by the Board), and no further options may be granted or stock sold pursuant to the 2004 Plan following that date.

Effect of Certain Corporate Events

All outstanding options under the 2004 Plan shall become fully exercisable for a period of 60 days following the occurrence of any of the following events:
•	the date on which shares of Common Stock are first purchased pursuant to a tender offer or exchange offer;
•
the date we acquire knowledge that any person or group has become the beneficial owner of our securities entitling the person or group to 30% or more of all votes to which all of our stockholders would be entitled in the election of the Board were an election held on such date;

•	the date, during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof; and

•	the date on which our stockholders approve an agreement for a merger or sale of substantially all of our assets.

The Plan Administrator will have the discretion to determine the effect that any of the foregoing events will have on restricted stock awards, and may make such determination before the occurrence of such an event or specify the effect of any such event in the applicable award agreement.

In addition, in the event we merge with, or sell substantially all of our assets to, another entity as a result of which we are not the surviving entity, and the other entity does not assume outstanding awards under the 2004 Plan, all of the outstanding awards under the 2004 Plan shall immediately vest and become exercisable, in the case of options, for a period 30 days after the Board notifies our option holders that these options have been accelerated. Any options that are not exercised by the end of this 30-day period shall automatically terminate in their entirety.

In the event of a subdivision of our outstanding Common Stock, a combination or consolidation of our outstanding Common Stock(by reclassification or otherwise) into a lesser number of shares, a declaration of a dividend payable in Common Stock or in a form other than Common Stock in an amount that has a material effect on the price of our shares, a recapitalization, spinoff, reclassification, or a similar occurrence, the Board will make adjustments in the number and/or exercise price of options, stock awards and/or the number of shares available under the 2004 Plan, as appropriate.

Federal Income Tax Consequences of Awards Under the 2004 Plan

The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting the Company and recipients of restricted stock awards or stock option grants that may be granted under the 2004 Plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The 2004 Plan is not a qualified plan under Section 401(a) of the Code.

Restricted Stock Awards. The grant of restricted stock awards under the 2004 Plan will not result in federal income tax consequences to either us or the award recipient. Once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. We will generally be allowed to claim a deduction, for compensation expense, in a like amount. If dividends are paid on unvested shares held under the 2004 Plan, such dividend amounts will also be included in the ordinary income of the recipient. We will generally be allowed to claim a deduction for compensation expense for this amount as well.

In certain cases, a recipient of a restricted stock award may elect to include the value of the shares subject to a restricted stock award in income for federal income tax purposes when the award is made instead of when it vests. In that case, we will generally be allowed to claim a deduction, for compensation expense, in a like amount.

Stock Options. ISOs will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment (one year for termination due to death or disability), the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an ISO are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the ISO was granted and at least one year after the ISO was exercised. Otherwise, the sale of the ISO shares would constitute a disqualifying disposition and be taxed as ordinary income. We will generally not be allowed to claim a deduction, for compensation expense upon the sale of ISO shares unless there is a disqualifying disposition by the stockholder.

ISOs that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are automatically treated as NSOs. NSOs will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising an NSO, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

When a NSO is exercised, we may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income.

Deduction Limits. The Code places an annual limit of $1 million each on the tax deduction which we may claim in any fiscal year for the compensation of our chief executive officer and any other executive officers named in the summary compensation table included in our annual proxy statement or information statement (other than the Chief Financial Officer). There is an exception to this limit for “qualified performance-based compensation.” We have designed the 2004 Plan with the intention that the options and restricted stock awards that we grant after obtaining stockholder approval will constitute qualified performance-based compensation. As a result, we do not believe that the $1 million limit will impair our ability to claim federal income tax deductions for compensation attributable to future performance-based restricted stock awards and stock options granted under the 2004 Plan. The $1 million limit would apply to (i) future restricted stock awards, if any, made to covered employees that are not designated as performance-based restricted stock awards and (ii) all options and all restricted stock grants outstanding under the 2004 Plan on the date of this Information Statement.

The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the 2004 Plan. State and local tax consequences may also be significant.

New Plan Benefits

Any future awards granted to eligible participants under the 2004 Plan are subject to the discretion of the Plan Administrator and, therefore, are not determinable at this time. It has been the policy of the Compensation Committee to recommend to the Board that each non-executive director receive certain annual grants of stock options in accordance with our director compensation program. See “Compensation of Directors – Director Compensation.”

Equity Compensation Plan and Additional Equity Information as of September 30, 2014

Plan category	(a)Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b)Weighted-average exercise price of outstanding options, warrants and rights	(c)Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by our stockholders:
2004 Stock Option Plan	11,594,091	$ 0.43	13,405,909
1994 Stock Option Plan	2,500	$ 1.45	0
Warrants	15,629,627	$ 0.27	Not applicable

Equity compensation plans and securities not approved by our stockholders:
Warrants to purchase Common Stock Issued to National Securities	50,000	$ 0.38	Not applicable
Warrants to Purchase Common Stock Issued to Michael Kruger	50,000	$ 0.50	Not applicable
Warrants to Purchase Common Stock Issued to Market Pathways	250,000	$ 1.50	Not applicable
Warrants to Purchase Common Stock Issued to Dina Lyaskovets	50,000	$ 0.26	Not applicable
Total – Common Stock	27,626,218		13,405,909

Warrants to purchase Series B Preferred Stock	896,037	$ 0.01	Not applicable
Total – Series B Preferred Stock	896,037		177,883

Description of Equity Compensation Plans and Equity Securities Not Approved by Our Stockholders

The warrants to purchase shares of our common stock issued to National Securities Corporation (“NSC”) have not been approved by our stockholders. In January 2010, we entered into an agreement with NSC pursuant to which we retained NSC as a non-exclusive financial advisor for the period from January 6, 2010 through January 6, 2011. For these services, we issued a warrant to purchase up to 50,000 shares of our common stock with an exercise price of $0.38. The warrant is exercisable for five years from the date of grant and contains standard adjustment provisions in the event we declare a stock dividend or engage in a recapitalization, reclassification or reorganization of our capital stock.

The warrants to purchase shares of our common stock issued to Michael Kruger (“Kruger”) have not been approved by our stockholders. In May 2011, we entered into an agreement with Kruger as a consultant to assist us with investor relations for a one-year period. For these services, on May 10, 2011, we issued five warrants, each to purchase up to 50,000 shares of our common stock with an exercise price of $0.50, $1.00, $1.50, $2.00 and $2.50 and vesting dates of May 10, 2011, August 8, 2011, November 6, 2011, February 4, 2012 and May 4, 2012, respectively. The warrants are exercisable for five years from the date of grant and contain standard adjustment provisions in the event we declare a stock dividend or engage in a recapitalization, reclassification or reorganization of our capital stock. In addition, we are required to give Kruger advance notice of a change in control of Aeolus during the term of the warrants. We terminated the agreement with Kruger on July 29, 2011, and the warrants to purchase shares of our common stock with the exercise prices of $1.00, $1.50, $2.00 and $2.50 were cancelled concurrently with the termination of our agreement with Kruger.

The warrants to purchase shares of our common stock issued to Market Pathways have not been approved by our stockholders. In July 2011, we entered into an agreement with Market Pathways to assist us with investor relations for a one-year period. For these services, on July 22, 2011, we issued five warrants each to purchase up to 50,000 shares of our common stock with an exercise price of $0.50, $1.00, $1.50, $2.00 and $2.50 and vesting dates of July 22, 2011, October 20, 2011, January 18, 2012, April 17, 2012 and July 16, 2012, respectively. The warrants are exercisable for five years from the date of grant and contain standard adjustment provisions in the event we declare a stock dividend or engage in a recapitalization, reclassification or reorganization of our capital stock. In addition, we are required to give Market Pathways advance notice of a change in control of Aeolus during the term of the warrants.

The warrants to purchase shares of our common stock issued to Dina Lyaskovets have not been approved by our stockholders. In June 2014, we entered into an agreement with Dina Lyaskovets to assist us with investor relations for a one-year period. For these services, on June 2, 2014, we issued one warrant to purchase up to 50,000 shares of our common stock with an exercise price of $0.26 and vested on the date of grant. The warrants are exercisable for three years from the date of grant and contain standard adjustment provisions in the event we declare a stock dividend or engage in a recapitalization, reclassification or reorganization of our capital stock. In addition, we are required to give Dina Lyaskovets advance notice of a change in control of Aeolus during the term of the warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended September 30, 2014.

MATTER NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board has selected Grant Thornton LLP as our independent registered public accounting firm to audit our financial statements for fiscal year ending September 30, 2015, and our stockholders ratified such appointment pursuant to the Written Consent. Grant Thornton LLP, Irvine, California, which was appointed our independent registered public accounting firm on July 6, 2011, audited our financial statements for the fiscal years ended September 30, 2012, September 30, 2013 and September 30, 2014 and is currently serving as our independent registered public accounting firm. The Audit Committee approved this appointment. Grant Thornton LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required under the laws of the State of Delaware, by our Bylaws or otherwise. However, the Board submitted the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. Even upon the effectiveness of the ratification, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Prior Independent Registered Public Accounting Firm

Prior to the appointment of Grant Thornton LLP as our independent registered public accounting firm, Haskell & White LLP, Irvine, California, which was appointed our independent registered public accounting firm on September 9, 2005, audited our financial statements for the fiscal years ended September 30, 2005, 2006, 2007, 2008, 2009 and 2010 and served as our independent registered public accounting firm through July 6, 2011. During the fiscal years ended September 30, 2009 and September 30, 2010 and through July 6, 2011, we did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Item 304(a)(2)(ii) of Regulation S-K.

The audit report issued by Haskell & White LLP for the fiscal year ended September 30, 2010 did not contain any adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Haskell & White LLP on our financial statements for the fiscal year ended September 30, 2010 included an explanatory paragraph noting that there was substantial doubt about our ability to continue as a going concern.

During the fiscal year ended September 30, 2010 and through July 6, 2011, there were no disagreements between us and Haskell & White LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Haskell & White LLP, would have caused Haskell & White LLP to make reference thereto in its report on our financial statements for such years.

No reportable event described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal year ended September 30, 2010 and through July 6, 2011 other than the material weaknesses in our internal controls over financial reporting due to the lack of segregation of duties and weaknesses in financial reporting and close processes for the year ended September 30, 2010. As we disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 16, 2011, we hired additional full-time employee resources for the accounting and finance functions in February 2011, including a Chief Financial Officer and a Controller, thus providing additional personnel resources which can be used to both segregate duties and strengthen the policies and procedures over the financial close and reporting processes.

We provided Haskell & White LLP with a copy of the foregoing disclosures and requested that Haskell & White LLP furnish us with a letter addressed to the SEC stating whether or not Haskell & White LLP agreed with the above statements. Haskell & White LLP furnished such a letter, dated July 7, 2011, and a copy was filed as Exhibit 16.1 to our Current Report on Form 8-K that was filed with the SEC on July 8, 2011.

Independent Registered Public Accounting Firm – Fees

The following table shows the aggregate fees accrued by us for audit and other services for the fiscal years ended September 30, 2014 and September 30, 2013 provided by Grant Thornton LLP.

Total
Fiscal Year 2014
Audit Fees (1)	$134,877
Audit-Related Fees	—
Tax Fees	—
All Other Fees	12,827
$147,704

Total
Fiscal Year 2013
Audit Fees (1)	$153,995
Audit-Related Fees	—
Tax Fees	—
All Other Fees	13,921
$167,916
Total Fees Fiscal Year 2013
____________________
(1)	Represents fees billed for professional services rendered for the audit and/or reviews of our financial statements and in connection with our statutory and regulatory filings or engagements.

All fees described above were approved by our Audit Committee. Pursuant to its Charter, the Audit Committee may establish pre-approval policies and procedures, subject to SEC and Nasdaq rules and regulations, to approve audit and permissible non-audit services. However, it has not yet done so.

Report of the Audit Committee

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Grant Thornton LLP, the independent registered public accounting firm;

•
discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU Section 380), Communications with Audit Committees, as may be modified or supplemented; and

•
received from Grant Thornton LLP the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for filing with the SEC. The Audit Committee also has selected and engaged Grant Thornton as Aeolus Pharmaceuticals, Inc.’s independent auditors for the fiscal year ending September 30, 2015.

The Board of Directors has determined that all of the members of the Audit Committee meet the Nasdaq Audit Committee independence standards, as currently in effect. The Board of Directors has also determined that Mr. Rallis is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Submitted by:	The Audit Committee
Chris A. Rallis, Chairman
John M. Farah, Jr., Ph.D.
Amit Kumar, Ph.D.

The foregoing Audit Committee Report shall not be deemed to be soliciting material or deemed to be filed with the SEC or incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by Aeolus in any such filing.

MATTER NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, beginning in 2014, our stockholders have the opportunity to vote to approve, on an advisory basis, at any annual or other meeting of our stockholders the compensation of our named executive officers. Such a vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Since our stockholders have elected to take action by consent through the Written Consent in lieu of conducting an annual meeting of stockholders this year, we are providing you with the results of a vote through the Written Consent. Accordingly, shares held by 72.1% of our stockholders have been voted “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to Aeolus Pharmaceutical, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, is hereby APPROVED.”

While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us or our Board. Our Board and Compensation Committee will consider the outcome of this vote when making future compensation decisions for our named executive officers.

OTHER MATTERS

No other matters will be effected pursuant to the Written Consent.

STOCKHOLDER PROPOSALS

Stockholders having proposals that they desire to present at the 2016 Annual Meeting of Stockholders of Aeolus (the “2016 Annual Meeting”) should, if they desire that such proposals be included in Aeolus’ proxy statement and proxy relating to such meeting, submit such proposals in time to be received by Aeolus not later than September 30, 2015. To be included, all submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, and the Board directs the close attention of interested stockholders to that rule. Stockholders having proposals that they desire to present at the 2016 Annual Meeting that are not to be included in the proxy materials for the 2016 Annual Meeting, or stockholders who wish to nominate a director for such meeting, must generally do so not less than 90 days nor more than 120 days prior to the 2016 Annual Meeting. Proposals should be mailed to Secretary, Aeolus Pharmaceuticals, Inc., 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on December 19, 2014 are being mailed to you along with this Information Statement. We are sending only one 2014 annual report and information statement to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if you are residing at such an address and wish to receive a separate annual report or information statement in the future, you may request them by calling our Secretary at (949) 481-9825, or by submitting a request in writing to our Secretary, c/o Aeolus Pharmaceuticals, Inc., 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691, and we will promptly deliver a separate annual report and information statement to you. If you are receiving multiple copies of our annual report and information statement, you can request householding by contacting the Secretary in the same manner described above.

ANNUAL REPORT ON FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on December 19, 2014 are available without charge upon written request to Secretary, c/o Aeolus Pharmaceuticals, Inc., 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691.

EXHIBIT A

WRITTEN CONSENT RESOLUTIONS
OF THE HOLDERS OF A MAJORITY OF THE VOTING STOCK OF
AEOLUS PHARMACEUTICALS, INC.
A DELAWARE CORPORATION

TAKEN WITHOUT A MEETING

Dated this 30th day of January, 2015 and
effective as of the 25th day of February, 2015

Pursuant to the authority set forth in the General Corporation Law of the State of Delaware and the Bylaws of AEOLUS PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), the undersigned, constituting the record holders holding a majority of the outstanding voting stock of the Company as of 30th day of January, 2015, do hereby subscribe their consent to take the actions and adopt the resolutions contained in this document without a meeting, effective as of February 25, 2015:

ELECTION OF DIRECTORS

BE IT RESOLVED, that the following persons are hereby elected or re-elected as a director of the Company, to serve until the Company’s next Annual Meeting of Stockholders and until his successor is duly elected, or until his death or resignation or removal:

David C. Cavalier
John M. Clerici
John M. Farah, Jr., Ph.D.
Mitchell D. Kaye
Amit Kumar, Ph.D.
Chris A. Rallis
Jeffrey A, Scott, M.D.

RATIFICATION OF THE SELECTION BY THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S FINANCIAL STATEMENTS FOR THE
FISCAL YEAR ENDING SEPTEMBER 30, 2015

BE IT RESOLVED, that the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending September 30, 2015 is hereby ratified;

ADVISORY VOTE ON EXECUTIVE COMPENSATION

BE IT RESOLVED, that the compensation paid to Aeolus Pharmaceuticals, Inc,’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved;

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GENERAL PROVISIONS

AND BE IT FURTHER RESOLVED, that the officers of the Company are hereby authorized to execute and deliver on behalf of the Company such instruments as may be deemed necessary or proper and in general to do whatever is necessary to carry out the purpose and intent of the foregoing resolutions.

The Secretary of the Company is hereby directed to file the original executed copy of this Written Consent with the minutes of the Company, and said action is to have the same force and effect as if an annual meeting of the stockholders had been held. This Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Written Consent.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of January 30, 2015:

Name of Stockholder	Authorized Signature Name	Number of Shares Common Stock Beneficially Owned as Of March 26, 2014	Signature

Xmark Opportunity Fund, L.P. By: Xmark Opportunity GP, LLC, its General Partner By: Xmark Opportunity Partners, LLC, its Sole Member By: Xmark Capital Partners, LLC, its Managing Member	David Cavalier Co-Managing Member	28,138,505	/s/ David Cavalier

Xmark Opportunity Fund, Ltd. By: Xmark Opportunity Manager, LLC, its Investment Manager By: Xmark Opportunity Partners, LLC, its Sole Member By: Xmark Capital Partners, LLC, its Managing Member	David Cavalier Co-Managing Member	61,204,593	/s/ David Cavalier

Xmark JV Investment Partners, LLC By: Xmark Opportunity Partners, LLC, its Investment Manager By: Xmark Capital Partners, LLC, its Managing Member	David Cavalier Co-Managing Member	1,508,567	/s/ David Cavalier

Goodnow Capital, L.L.C. By: Xmark Opportunity Partners, LLC, its Manager By: Xmark Capital Partners, LLC, its Managing Member	David Cavalier Co-Managing Member	6,080,279	/s/ David Cavalier

GPP Voting Trust	David Cavalier Authorized Signatory	1,000,000	/s/ David Cavalier

Total Shares Voting in Favor:		97,931,944	of 135,850,068 shares of common stock issued and outstanding as at January 30, 2015, the date of these resolutions
Percentage of Common Stock Voting in Favor of Resolutions:		72.1%

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